Exhibit 2.1

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), is made and entered into as of this 15th day of December, 2017 (the “Effective Date”), by and among VECIMA NETWORKS INC., a corporation existing under the laws of Canada (the “Purchaser”), CONCURRENT COMPUTER CORPORATION, a Delaware corporation (the “Seller”), and SUNTRUST BANK, a Georgia banking corporation, as escrow agent (the “Escrow Agent”). The Purchaser, the Seller and the Escrow Agent are each referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

A.       Purchaser and Seller have entered into that certain Asset Purchase Agreement dated as of October 13, 2017 (the “Purchase Agreement”), pursuant to which, among other things, the Seller has sold to the Purchaser, and the Purchaser has purchased from the Seller, all of the Purchased Assets (as defined in the Purchase Agreement).

B.        The Purchaser and the Seller have agreed that, on the Effective Date, the Purchaser shall deliver $29,020,000 (the “Preliminary Cash Purchase Price”) and $1,450,000 (the “Escrow Amount”) to the Escrow Agent to be held in accordance with the terms of this Agreement.

C.        The Escrow Agent is willing to act as escrow agent and to hold the Preliminary Cash Purchase Price and the Escrow Fund (as defined below) under this Agreement.

AGREEMENT

In consideration of the premises and the mutual promises and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.        Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement.

2.        The Escrow Agent Appointment. The Purchaser and the Seller hereby appoint and designate SUNTRUST BANK as the Escrow Agent, to receive, hold, and distribute the Preliminary Cash Purchase Price and Escrow Fund (as hereinafter defined) in accordance with the terms of this Agreement. The Escrow Agent hereby accepts its appointment as the escrow agent and agrees to hold, administer, invest, and disburse the Preliminary Cash Purchase Price and Escrow Fund (as defined below) in accordance with the terms hereof.

3.        Escrow Fund and Preliminary Cash Purchase Price. Simultaneously with the execution of this Agreement, the Purchaser has delivered to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount (such sum, as adjusted from time to time pursuant to the terms hereof, together with any interest or other income earned thereon, being referred to collectively herein as the “Escrow Fund”) and the Preliminary Cash Purchase Price.

3.1.        Investment of Escrow Fund. Unless otherwise instructed in joint written instructions signed by the Purchaser and the Seller, the Escrow Agent shall invest the Escrow Amount in accordance with the Investment Selection Instructions set forth as Exhibit 3.1 hereto. Except in the event of fraud, gross negligence or intentional misconduct, none of the Seller, the Purchaser or the Escrow Agent shall have any liability for any loss or deprecation resulting from investments made in accordance with the provisions of this Agreement or for any costs in connection with any such investment. All income from such invested cash shall be held and disbursed by the Escrow Agent as part of the Escrow Fund. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent is authorized and directed to sell or redeem any investments as it deems necessary to make any payments or distributions required under this Agreement.

3.2.        Disbursement of the Preliminary Cash Purchase Price.

(a)       The Escrow Agent shall hold the Preliminary Cash Purchase Price in escrow in a segregated, interest bearing account from the Effective Date until December 31, 2017. The parties acknowledge and agree that on December 31, 2017 the Preliminary Cash Purchase Price shall be deemed to be immediately released to and vested in the Seller free and clear of any claim of the Purchaser. The Escrow Agent shall distribute the Preliminary Cash Purchase Price to the Seller in accordance with the Seller’s instructions as soon as practicable after the Escrow Agent’s receipt of such instructions. The Escrow Agent shall distribute all interest earned on the Preliminary Cash Purchase Price through December 31, 2017 to the Purchaser in accordance with the Purchaser’s instructions as soon as practicable after the Escrow Agent’s receipt of such instructions.

(b)       Unless otherwise instructed in joint written instructions signed by the Purchaser and the Seller, the Escrow Agent shall invest the Escrow Amount in accordance with the Investment Selection Instructions set forth as Exhibit 3.1 hereto. Except in the event of fraud, gross negligence or intentional misconduct, none of the Seller, the Purchaser or the Escrow Agent shall have any liability for any loss or deprecation resulting from investments made in accordance with the provisions of this Agreement or for any costs in connection with any such investment. All income from such invested cash shall be held and disbursed by the Escrow Agent as part of the Escrow Fund. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent is authorized and directed to sell or redeem any investments as it deems necessary to make any payments or distributions required under this Agreement.

3.3       Disbursement of the Escrow Fund. The Escrow Fund shall secure the obligations with respect to all amounts payable to the Purchaser pursuant to Article 8 of the Purchase Agreement. The foregoing obligations being secured by the Escrow Fund shall hereinafter be referred to, individually, as an “Escrow Claim” and, collectively, as “Escrow Claims.” Escrow Claims against the Escrow Fund may be made by the Purchaser, on its own behalf or on behalf of any other Purchaser Indemnitee at any time on or prior to 11:59 p.m. Eastern on December 31, 2018 (the “Release Date”) (i.e., the date that is twelve (12) months following the Closing Date (as defined in the Purchase Agreement)). The Purchaser shall promptly notify the Seller and the Escrow Agent concurrently in writing (such that such notice is sent to the Seller and the Escrow Agent on the same day) of the assertion of any claim for indemnity under Section 8.1 of the Purchase Agreement to the extent Purchaser intends to seek recovery of all or any portion of such claim against the Escrow Fund (“Escrow Notice”), which Escrow Notice shall, to the extent known at such time, (i) describe the Escrow Claim and the basis for such claim in reasonable detail and (ii) contain a reasonable, good faith estimate of the amount of such Escrow Claim. Failure of the Purchaser to exercise promptness in such notification shall not amount to a waiver of such Escrow Claim, except to the extent the Seller clearly demonstrates that the defense of any third party suit, action or proceeding subject to such Escrow Notice are materially prejudiced by such failure. This Agreement shall not change or modify in any way the events or circumstances which give rise to the obligation of the Seller to make any payments pursuant to the Purchase Agreement, but shall solely provide the Purchaser security therefor. The Escrow Agent shall disburse the amounts from time to time on deposit in the Escrow Fund as follows:

(a)        with respect to an Escrow Claim for indemnity under Section 8.10 of the Purchase Agreement,

(i)        the Escrow Claim shall be paid not more than one (1) Business Day after receipt by the Escrow Agent of instructions contained in a joint written consent or agreement of the Seller and the Purchaser to the payment of such Escrow Claim, specifying the amount thereof and containing instructions for payment; or

(ii)        the Escrow Claim shall be paid not more than two (2) Business Days after receipt by the Escrow Agent of instructions contained in a “Final Decision” (as defined below) with respect to such Escrow Claim, specifying the amount thereof and containing instructions for payment.

For the avoidance of doubt, except for funds to be released to the Seller pursuant to Section 8.10(b), no Escrow Funds shall be released from the Escrow Account without either a joint written consent or agreement of the Seller and the Purchaser or a Final Decision.

(b)        As soon as practicable following (and in any event, within one (1) Business Day after) the Release Date, the Escrow Agent shall automatically distribute to the Seller, or its designees, an amount, if greater than zero, equal to (i) the balance of the Escrow Fund less (ii) the amount of all Escrow Claims with respect to which the Escrow Agent has received an Escrow Notice on or prior to the Release Date but which remain unresolved as of such date and/or unsatisfied amount(s) owed to the Purchaser from the Escrow Fund as of such date.

Notwithstanding the foregoing, if any Escrow Claims have been asserted in writing (and furnished to the Escrow Agent) by the Purchaser on or prior to the Release Date and remain unresolved on the Release Date, the escrow shall continue until the resolution of such Escrow Claims pursuant to the terms of the Purchase Agreement, and during such continuance, the Escrow Agent shall continue to hold the Escrow Fund up to the amount of the outstanding and unresolved Escrow Claims pursuant to the terms of the Purchase Agreement. Upon resolution of each Escrow Claim pending as of the Release Date and the payment of all amounts payable to the Purchaser or any Purchaser Indemnified Party pursuant to Article 8, the Escrow Agent shall distribute to the Seller, or its designee, the balance, if any, of the Escrow Fund.

“Final Decision” means a written settlement signed jointly by the Seller and the Purchaser with respect to any amount in the Escrow Fund, or a written judgment by a court of competent jurisdiction with respect to any amount in the Escrow Fund delivered by the Seller or the Purchaser to the Escrow Agent and accompanied by a written opinion from legal counsel for such Party to the effect that such judgment is from a court of competent jurisdiction and is final and not subject to further proceedings or appeal and a written instruction from such Party to the Escrow Agent to effectuate such judgment. The Escrow Agent may rely on the joint written consent or agreement of Seller and the Purchaser with respect to a Final Decision and the Escrow Agent shall have no responsibility to make any determination as to whether such judgment is from a court of competent jurisdiction or is a final judgment or whether any such Final Decision complies with the Purchase Agreement.

(d)        Termination of Escrow Fund. The escrow provided for hereunder shall terminate upon the final disbursement of the Escrow Fund pursuant to the terms of this Agreement.

4.        Escrow Agent.

4.1       Duties. In performing its duties under this Agreement or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall have no liability with respect to any damages, losses or expenses except to the extent such damages, losses or expenses have been finally adjudicated by a court of competent jurisdiction to have resulted from, or have arisen from, the Escrow Agent’s willful misconduct or gross negligence. The Escrow Agent shall not be responsible or liable for the failure of any Party to perform in accordance with this Agreement. The Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Preliminary Cash Purchase Price and Escrow Fund in accordance with the terms of this Agreement. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. No provision of this Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement. The Escrow Agent shall be entitled to rely upon and shall be protected in acting upon any request, instruction, statement or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Agreement. In no event shall the Escrow Agent be liable hereunder for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall not be obligated to take any legal action or to commence any proceeding in connection with the Preliminary Cash Purchase Price, Escrow Fund, any account in which the Preliminary Cash Purchase Price or Escrow Fund is deposited, or this Agreement, or to appear in, prosecute or defend any such legal action or proceedings. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability (not resulting from its fraud, gross negligence or willful misconduct) and shall be fully protected from any liability whatsoever in acting in accordance with the advice, opinion or instruction of such counsel. The Purchaser and the Seller shall be jointly and severally liable for, and shall promptly pay, upon demand, the reasonable and documented fees and expenses of any such legal counsel. The Escrow Agent shall have no liability (not resulting from its fraud, gross negligence or willful misconduct) with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent in accordance with the provisions of this Agreement. Notwithstanding anything to the contrary herein provided, the Escrow Agent shall in no event be deemed to be a collateral agent or agent for any pledgee or purported pledgee of property held under this Agreement. The Escrow Agent makes no representation concerning whether or not any security interest exists with respect to any property held under the terms of this Agreement and the Escrow Agent shall have no duty or obligation with respect to the creation, perfection or continuation of any such security interest, it being understood and agreed that the duties of the Escrow Agent with respect to any property held pursuant to this Agreement are limited and confined exclusively to the duties and responsibilities expressly set forth herein. This Agreement shall not be deemed or construed to be a security agreement or to grant a security interest in any property held in escrow hereunder. The Escrow Agent shall not be required to take notice of or have any obligations or responsibilities in connection with the Purchase Agreement, the transactions contemplated thereby or any other agreement between any other parties to the Purchase Agreement, other than this Agreement.

4.2       Indemnification.

(a)        From and at all times after the date of this Agreement, the Purchaser and the Seller shall, jointly and severally, to the fullest extent permitted by law and to the extent provided herein, defend, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof in connection with the Escrow Agent’s good faith acceptance of and performance of its duties and obligations under this Agreement or which arise directly or indirectly by virtue of the Escrow Agent’s undertaking to serve as Escrow Agent hereunder; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability (or any cost or expense related to such liability, including attorneys’ fees, costs and expenses) finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify the Purchaser and the Seller in writing, and the Purchaser and the Seller shall have the right to assume the defense thereof, including the employment of counsel and the payment of all expenses. Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party unless (i) the Purchaser and the Seller mutually agree in writing to pay such fees and expenses, (ii) both the Purchaser and the Seller shall fail to assume the defense of such action or proceeding or shall fail, in the reasonable discretion of such Indemnified Party, to employ counsel reasonably satisfactory to the Indemnified Party in any such action or proceeding, or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Party, on the one hand, and the Purchaser or the Seller, on the other hand, and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Purchaser or the Seller. All such fees and expenses payable by the Purchaser and the Seller pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable upon demand of such Indemnified Party, jointly and severally, by the Seller and the Purchaser. The obligations of the Purchaser and the Seller under this Section 4.2 shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent.

(b)        The Parties agree that neither the payment by the Purchaser and the Seller of any claim by the Escrow Agent for indemnification hereunder nor the disbursement of any amounts to the Escrow Agent from the Escrow Fund in respect of a claim by the Escrow Agent for indemnification shall impair, limit, modify, or affect, as between the Purchaser and the Seller, the respective rights and obligations of the Seller, on the one hand, and the Purchaser, on the other hand, under this Agreement. The Purchaser and the Seller agree solely between themselves that any obligation for indemnification under this Section 4.2 (or for fees and expenses of the Escrow Agent described in Section 4.1) shall be borne by the Party or Parties determined by an arbitrator or a court of competent jurisdiction to be responsible for causing the loss, damage, liability, cost or expense for which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one-half by the Purchaser and one-half by the Seller.

4.3        Disputes. If, at any time, there shall exist any dispute between the Purchaser and the Seller with respect to the holding or disposition of any portion of the Preliminary Cash Purchase Price or the Escrow Fund or any other obligations of the Escrow Agent hereunder, or if at any time the Escrow Agent is unable to determine, to the Escrow Agent’s sole satisfaction, the proper disposition of any portion of the Preliminary Cash Purchase Price or the Escrow Fund or the Escrow Agent’s proper actions with respect to its obligations hereunder, or if the Purchaser and the Seller have not, within thirty (30) days of the furnishing by the Escrow Agent of a notice of resignation pursuant to Section 4.4 below, appointed a successor escrow agent to act hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a)	suspend the performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent acting in accordance with the advice, opinion or instruction of its counsel or until a successor escrow agent shall have been appointed (as the case may be); or

(b)	petition (by means of an interpleader action or any other appropriate method) a court of competent jurisdiction, for instructions with respect to such dispute or uncertainty, and pay into or deposit with such court the disputed portion of the Preliminary Cash Purchase Price or Escrow Fund for holding and disposition in accordance with the instructions of such court, and the Escrow Agent shall thereupon be discharged from all further obligations as Escrow Agent under this Agreement.

The Escrow Agent shall have no liability, except for liability for its own fraud, gross negligence or willful misconduct, to the Purchaser, the Seller or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Preliminary Cash Purchase Price or funds held in the Escrow Fund or any delay in or with respect to any other action required or requested of the Escrow Agent.

4.4        Resignation of Escrow Agent. The Escrow Agent may resign from the performance of its duties hereunder at any time by giving thirty (30) days’ prior written notice to the Purchaser and the Seller or may be removed, with or without cause, by the Purchaser and the Seller, acting jointly, at any time by the giving of ten (10) days’ prior written notice to the Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor escrow agent as provided herein. Upon any such notice of resignation or removal, the Purchaser and the Seller, acting jointly, shall appoint a successor escrow agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $1 billion, unless otherwise agreed by the Purchaser and the Seller. In the event the Purchaser and the Seller shall fail to appoint a successor escrow agent within thirty (30) days after the resignation or removal of the Escrow Agent, as contemplated hereby, the Escrow Agent may deposit the Escrow Fund into the registry of a court of competent jurisdiction and shall thereupon be discharged from all further duties as Escrow Agent under this Agreement. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor escrow agent, such successor escrow agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent’s resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

4.5        Receipt. By its execution and delivery of this Agreement, the Escrow Agent acknowledges receipt of the Escrow Amount and the Preliminary Cash Purchase Price.

4.6       Fees. The Purchaser and the Seller shall each pay one-half of the fees for the services provided by the Escrow Agent hereunder in accordance with invoices, consistent with the fees set forth on Schedule I, delivered to the Purchaser and the Seller by the Escrow Agent. The obligations of the Purchaser and the Seller under this Section 4.6 shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent.

5.        Miscellaneous.

5.1        Notices. All notices, requests, claims, demands, waivers, consents, approvals and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by nationally-recognized overnight courier, by overnight U.S. express mail (postage prepaid, return receipt requested), or e-mail transmission (so long as a receipt of such e-mail is requested and received) to each other party as follows:

To the Purchaser:	Vecima Networks Inc. 771 Vanalman Avenue Victoria, British Columbia V8Z 3B8 Canada Attention: Peter Torn, General Counsel and Corporate Secretary Email: peter.torn@vecima.com Fax: 1-250-881-1974

To the Seller:	Concurrent Computer Corporation 4375 River Green Parkway, Suite 100 Duluth, Georgia 30096 Attn: Heather Asher, Senior Counsel EMAIL: heather.asher@ccur.com

with a copy (which shall not constitute notice) to:	Andrews Kurth Kenyon LLP 450 Lexington Avenue, 15th Floor New York, NY 10017 Attention: Paul N. Silverstein, Esq. Email: paulsilverstein@andrewskurth.com Fax: 1-212-850-2929

If to Escrow Agent:

SunTrust Bank

Mail Code CS-HDQ-5307

919 East Main Street, 7th Floor

Richmond, Virginia 23219

Attn: Charles Henderson

AVP, Escrow Services

Telephone: (804) 782-7087

Fax: (804) 225-7141

EMAIL: Charles.Henderson@suntrust.com

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

5.2        Tax Reporting. The Escrow Agent shall provide monthly reports of transactions and holdings to the Purchaser and the Seller as of the end of each month, at the address provided by the Purchaser and the Seller. The Escrow Agent shall report to the Internal Revenue Service, as of each calendar year-end, all income earned from the investment of any sum held in the Escrow Account as the income of the Purchaser for purposes of the Internal Revenue Code of 1986, as amended and applicable state and local income tax law. The Escrow Agent shall timely furnish to the Purchaser, the Internal Revenue Service, and any other taxing authority, an Internal Revenue Service Form 1099 (and any other applicable form) showing the income earned from the Escrow Account for each tax year. Notwithstanding anything to the contrary herein provided, except for the delivery of Form 1099’s, the Escrow Agent shall have no duty to prepare or file any Federal or state tax report or return with respect to any funds or equity held pursuant to this Escrow Agreement or any income earned thereon.

5.3        Time of the Essence. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon a Saturday, Sunday or any date on which banks in Georgia are closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day; provided, however, that the parties acknowledge and agree that the Seller will be deemed to have full control and authority over the Preliminary Cash Purchase Price on December 31, 2017, notwithstanding the fact that December 31, 2017 is a Sunday.

5.4        Successors and Assigns. Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business of the Escrow Agent may be transferred, shall be the Escrow Agent under this Agreement without further act. Except as set forth in the immediately preceding sentence, no assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties. Notwithstanding the foregoing, the Seller may transfer or assign in whole or in part, any or all of its rights, interests or obligations hereunder to any party that directly or indirectly acquires the Seller or substantially all of the assets of the Seller provided, however, that such assignee(s) (i) shall agree in writing to be bound by the obligations of the Seller and (ii) shall provide the Escrow Agent with all forms and documentation requested by the Escrow Agent to verify identification and authorization to act in accordance with the USA Patriot Act of 2001. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

5.5        Partial Invalidity. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

5.6        Governing Law. Jurisdiction; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware in any proceeding arising in connection with this Agreement, and agrees that any such proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party further agrees that service of process may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 5.1 above. Each Party waives all right to trial by jury in any proceeding arising out of relating to this Agreement, or its performance under or the enforcement of this Agreement.

5.7        Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, Schedules, or Sections, such reference shall be to an Exhibit to, Schedule of, or Section of this Agreement, respectively, unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “$” or dollars shall refer to United States dollars, unless otherwise specified. The Parties have participated jointly in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

5.8        Entire Agreement; Amendments. This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof and constitute the entire agreement among the Parties with respect thereto. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

5.9        Waivers. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

5.10        No Limitation. The Parties (other than the Escrow Agent) agree that the rights and remedies of any Party under this Agreement shall not operate to limit any other rights and remedies otherwise available to any Party under the Purchase Agreement.

5.11        Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic imaging means, including email transmission by PDF, shall be effective as delivery of a manually executed counterpart to this Agreement.

5.12        Other Transactions with the Purchaser or the Seller. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may become pecuniarily interested in any transaction in which the Purchaser or the Seller may be interested, and contract and lend money to the Purchaser or the Seller and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the Purchaser, the Seller or for any other entity.

5.13        Authorized Signatures. Contemporaneously with the execution and delivery of this Agreement and, if necessary, from time to time thereafter, each of the parties to this Agreement shall execute and deliver to the Escrow Agent a Certificate of Incumbency substantially in the form of Exhibit 5.13-A and 5.13-B hereto (a “Certificate of Incumbency”) for the purpose of establishing the identity and authority of persons entitled to issue notices, instructions or directions to the Escrow Agent on behalf of each such party. Until such time as the Escrow Agent shall receive an amended Certificate of Incumbency replacing any Certificate of Incumbency theretofore delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on the most recent Certificate of Incumbency furnished to the Escrow Agent. Whenever this Agreement provides for joint written notices, joint written instructions or other joint actions to be delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on any joint written notice, instructions or action executed by persons named in such Certificate of Incumbency.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PURCHASER:
VECIMA NETWORKS INC.

By:	/s/ Peter Torn
Name: Peter Torn
Title: General Counsel and Corporate Secretary

SELLER:
CONCURRENT COMPUTER
CORPORATION

By:	/s/ Warren Sutherland
Name: Warren Sutherland
Title: Chief Financial Officer

ESCROW AGENT:
SUNTRUST BANK

By:	/s/ Charles Henderson
Name: Charles Henderson
Title: AVP

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